Exhibit 10.3

Change of Control Agreement dated as of July  2003 by and between MBNA Corporation, MBNA America Bank, N.A. and certain executive officers of MBNA Corporation.

The following executive officers of MBNA Corporation have entered into the attached Change of Control Agreement:

Gregg Bacchieri
Frank P. Bramble, Sr.
Michael G. Rhodes
Vernon H.C. Wright

The following executive officers of MBNA Corporation have entered into a Change of Control Agreement identical to the attached agreement except that the multiplier in Section 6(d)(i)(B) is one and one-half times the sum indicated:

Kenneth F. Boehl
Douglas R. Denton
John W. Scheflen
David W. Spartin
Kenneth A. Vecchione

Exhibit 10.3

CHANGE OF CONTROL AGREEMENT

This CHANGE OF CONTROL AGREEMENT is by and between MBNA Corporation, a Maryland corporation, and MBNA America Bank, N.A., a national bank (together, the "Company"), and _____________ (the "Executive"), and dated as of July __, 2003.

WHEREAS, the Board of Directors of the Company (the "Board") has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined in Section 2) of the Company.

WHEREAS, the Board believes it is imperative to diminish the potential distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Executive's full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control by providing the Executive with compensation and benefits arrangements upon a Change of Control which ensure that the compensation and benefits expectations of the Executive will be satisfied and which are competitive with those of other bank holding companies.

WHEREAS, in order to accomplish these objectives, the Board has authorized the Company to enter into this Agreement with the Executive.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements contained herein, the Company and the Executive hereby agree as follows:

1. Certain Definitions.

(a) The "Effective Date" shall be the first date during the "Change of Control Period" (as defined in Section 1(b)) on which a Change of Control occurs. Anything in this Agreement to the contrary notwithstanding, if the Executive's employment with the Company is terminated by the Company without Cause or is terminated by the Executive because the terms and conditions of the Executive's employment are adversely changed in a manner which would constitute Good Reason, in either case within twelve months before the date of a Change of Control that actually occurs, and it is reasonably demonstrated that such termination by the Company or the actions underlying the Good Reason were taken at the request of a third party who has taken steps reasonably calculated to effect the Change of Control or otherwise arose in connection with or anticipation of the Change of Control, then for all purposes of this Agreement the "Effective Date" shall mean the date immediately prior to the date of such termination of employment or adverse change.

(b) The "Change of Control Period" is the period commencing on the date hereof and ending on the third anniversary of such date; provided, however, that commencing on the date one year after the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof is hereinafter referred to as the "Renewal Date"), the Change of Control Period shall be automatically extended without any further action by the Company or the Executive so as to terminate three years from such Renewal Date; provided, however, that if either the Company or the Executive shall give notice in writing to the other 120 days prior to a Renewal Date stating that the Change of Control Period shall not be extended, then the Change of Control Period shall expire three years from the date hereof or, if later, three years from the last effective Renewal Date.

2. Change of Control.

For the purpose of this Agreement, a "Change of Control" shall mean:

(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 40% or more of either (i) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company or any corporation or other entity controlled by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation or other entity controlled by the Company, (iv) any acquisition pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 2, or (v) any acquisition by an underwriter temporarily holding securities pursuant to an offering; or

(b) Individuals who, as of the date of this Agreement, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date of this Agreement whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (either by specific vote or by approval, without prior written notice to the Board objecting to the nomination, of a proxy statement in which the individual was named as a nominee) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation or other entity resulting from such Business Combination (or a corporation or other entity which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries (either corporation or other entity, a "Resulting Corporation")) in substantially the same proportion as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any Resulting Corporation or any employee benefit plan (or related trust) of the Company, such Resulting Corporation or any corporation controlled by either) beneficially owns, directly or indirectly, 40% or more of, respectively, the then outstanding shares of common stock of the Resulting Corporation or the combined voting power of the then outstanding voting securities of such corporation or other entity except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation or other entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Without in any way broadening the definition of "beneficial owner", for purposes of this definition, no Person will be the "beneficial owner" of any security solely (1) because the security has been tendered into a tender or exchange offer until the tendered security is accepted for payment or exchange or (2) because of the power to vote or direct the voting of the security pursuant to a revocable proxy given in response to a public proxy or consent solicitation that was made to more than ten holders of a class of security that is then registered under Section 12 of the Exchange Act. In addition, a Change of Control shall not be deemed to occur solely because any Person acquires beneficial ownership of more than 40% of the Outstanding Company Common Stock or Outstanding Company Voting Securities as a result of the acquisition of securities by the Company or any corporation or other entity controlled by the Company; provided that, if after such acquisition by the Company or corporation or other entity such Person becomes the beneficial owner of additional Outstanding Company Common Stock or Outstanding Company Voting Securities that increases the percentage beneficially owned by such Person and the percentage continues to be above 40%, a Change of Control of the Company shall then occur.

3. Employment Period.

Subject to the terms and conditions hereof, the Company hereby agrees to continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Company, for the period commencing on the Effective Date and ending on the last day of the thirty-sixth month following the month in which the Effective Date occurs (the "Employment Period"). Notwithstanding anything in this Section to the contrary, this Agreement shall terminate if the Executive or the Company terminates Executive's employment prior to the Effective Date.

4. Terms of Employment.

(a) Office Location.

During the Employment Period, the Executive's services shall be performed at the location where the Executive was employed immediately preceding the Effective Date or any office or location less than 60 miles from such location.

(b) Compensation.

(i) Base Salary. During the Employment Period, the Executive shall receive an annual base salary ("Annual Base Salary"), which shall be paid at a bi-weekly rate, at least equal to twelve times the highest monthly base salary amount paid or payable, including by reason of deferral, to the Executive by the Company and its affiliated companies for any month during the twelve-month period immediately preceding the month in which the Effective Date occurs. During the Employment Period, the Annual Base Salary shall be reviewed at least annually and shall be increased at any time and from time to time as shall be substantially consistent with increases in base salary awarded in the ordinary course of business to other peer executives of the Company and its affiliated companies. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased. As used in this Agreement, the term "affiliated companies" includes any company controlled by, controlling or under common control with the Company.

(ii) Annual Bonus. In addition to Annual Base Salary, the Executive shall be awarded, for each fiscal year beginning or ending during the Employment Period, an annual bonus (the "Annual Bonus") in cash at least equal to the average annualized (for any fiscal year consisting of less than twelve full calendar months or with respect to which the Executive has been employed by the Company for less than twelve full calendar months, assuming in each case that the bonus paid was less than the bonus potential because the period was less than twelve full calendar months) bonus (the "Average Annual Bonus") paid or payable to the Executive by the Company and its affiliated companies in respect of the three fiscal years immediately preceding the fiscal year in which the Effective Date occurs (whether paid all or part in cash, restricted stock or some other form), or such shorter period of the Executive's employment with the Company. Each such Annual Bonus shall be paid no later than the end of November of the fiscal year for which the Annual Bonus is awarded, unless the Executive shall elect to defer the receipt of such Annual Bonus pursuant to deferral plans of the Company. If the Company establishes a bonus potential amount for the Executive, such amount shall be no less than the Annual Bonus amount provided under this subsection.

(iii) Incentive, Savings and Retirement Plans. In addition to Annual Base Salary and Annual Bonus payable as hereinabove provided, the Executive shall be entitled to participate during the Employment Period in incentive (including stock option and restricted share incentive plans), savings and retirement plans, practices, policies and programs applicable to other peer executives of the Company and its affiliated companies, but in no event shall such plans, practices, policies and programs provide the Executive with incentive, savings and retirement benefits opportunities, in each case, less favorable than the most favorable of those provided by the Company and its affiliated companies for the Executive under such plans, practices, policies and programs as in effect at any time during the one-year period immediately preceding the Effective Date.

(iv) Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, split-dollar life, accidental death and travel accident insurance plans and programs) on a basis that is at least as favorable as that provided to other peer executives of the Company and its affiliated companies, but in no event shall such plans, practices, policies and programs provide benefits which are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect at any time during the one-year period immediately preceding the Effective Date.

(v) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable business and entertainment expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Company and its affiliated companies applicable to the Executive at any time during the one-year period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

(vi) Fringe Benefits. During the Employment Period, the Executive shall be entitled to fringe benefits in accordance with the most favorable plans, practices, programs and policies of the Company and its affiliated companies applicable to the Executive at any time during the one-year period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

(vii) Paid Time Off. During the Employment Period, the Executive shall be entitled to paid time off in accordance with the most favorable plans, policies, programs and practices of the Company and its affiliated companies applicable to the Executive at any time during the one-year period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

5. Termination of Employment.

(a) Death or Disability. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of "Disability" set forth below), it may give to the Executive written notice in accordance with Section 13(b) of this Agreement of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" means the absence of the Executive from the Executive's duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative (such agreement as to acceptability not to be withheld unreasonably).

(b) Cause. The Company may terminate the Executive's employment during the Employment Period for "Cause". For purposes of this Agreement, "Cause" means:

(i) the willful and continued failure by the Executive to substantially perform the person's duties with the Company as such duties may be reasonably defined from time to time; or

(ii) a significant violation of the Company's code of ethics; or

(iii) a felony conviction or guilty plea that results in a sentence that is not suspended of incarceration of 6 months or more.

(c) Good Reason. The Executive's employment may be terminated during the Employment Period by the Executive for Good Reason. For purposes of this Agreement, "Good Reason" means:

(i) any failure by the Company to comply with any of the provisions of Section 4(b) of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive; or

(ii) the Company's requiring the Executive to be based at any office or location other than that described in Section 4(a) hereof; or

(iii) any purported termination by the Company of the Executive's employment otherwise than as expressly permitted by this Agreement; or

(iv) any failure by the Company to comply with and satisfy Section 12(c) of this Agreement.

For purposes of this Section 5(c), any good faith determination of "Good Reason" made by the Executive shall be conclusive.

(d) Notice of Termination. Any termination by the Company for Cause or by the Executive for Good Reason shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 13(b) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 15 days after the giving of such notice). No purported termination of the Executive's employment shall be effective without a Notice of Termination. The failure by the Executive or the Company, as the case may be, to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause, as the case may be, shall not waive any right of the Executive or the Company, as the case may be, hereunder or preclude the Executive or the Company, as the case may be, from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

(e) Date of Termination. "Date of Termination" means the date of receipt of the Notice of Termination or any later date specified therein, as the case may be; provided, however, that (i) if the Executive's employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination and (ii) if the Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

6. Obligations of the Company Upon Termination.

(a) Death. If the Executive's employment is terminated by reason of the Executive's death during the Employment Period, this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement, other than the sum of the following obligations: (i) the Executive's Annual Base Salary through the Date of Termination to the extent not theretofore paid, (ii) the product of (A) the greater of (x) the Annual Bonus paid or payable (and annualized for any fiscal year consisting of less than 12 full months or for which the Executive has been employed for less than 12 full months assuming in each case that the bonus paid was less than the bonus potential because the period was less than twelve full calendar months) to the Executive for the most recently completed fiscal year during the Employment Period (whether paid all or part in cash, restricted stock or some other form), if any, and (y) the Average Annual Bonus (such greater amount hereafter referred to as the "Highest Annual Bonus") and (B) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365, with such amount under this subsection (ii) reduced by the amount of the Annual Bonus already paid (if any) for the year in which the Date of Termination occurs, (iii) payment of any bonus earned or accrued by the Executive as of the end of the fiscal year prior to the Date of Termination and not yet paid by the Company, and (iv) any payment of any compensation previously deferred by the Executive other than pursuant to a tax qualified plan (together with any accrued interest or earnings thereon) and not yet paid by the Company (the amounts described in subparagraphs (i)-(iv) are hereafter referred to as "Accrued Obligations"). All Accrued Obligations shall be paid to the Executive's estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. Anything in this Agreement to the contrary notwithstanding, the Executive's family shall be entitled to receive benefits at least equal to the most favorable benefits provided by the Company and any of its affiliated companies to surviving families of peer executives of the Company and such affiliated companies under such plans, programs, practices and policies relating to family death benefits, if any, as in effect with respect to other peer executives and their families at any time during the one-year period immediately preceding the Effective Date or, if more favorable to the Executive's family, as in effect on the date of the Executive's death with respect to other peer executives of the Company and its affiliated companies and their families.

(b) Disability. If the Executive's employment is terminated by reason of the Executive's Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for Accrued Obligations. All Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination. Anything in this Agreement to the contrary notwithstanding, the Executive shall be entitled after the Disability Effective Date to receive disability and other benefits at least equal to the most favorable of those provided by the Company and its affiliated companies to disabled executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect with respect to other peer executives and their families at any time during the one-year period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive's family, as in effect on the Disability Effective Date with respect to other peer executives of the Company and its affiliated companies and their families.

(c) Cause; Other Than for Good Reason. If the Executive's employment shall be terminated for Cause or other than for Good Reason during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive Annual Base Salary through the Date of Termination plus the amount of any compensation previously deferred by the Executive other than pursuant to a tax qualified plan (together with any accrued interest or earnings thereon) to the extent theretofore unpaid. In such case, such amounts shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.

(d) Good Reason; Other Than for Cause or Disability. If, during the Employment Period, the Company shall terminate the Executive's employment other than for Cause or Disability, or if the Executive shall terminate employment under this Agreement for Good Reason, or the Executive dies after a delivery of a valid Notice of Termination for Good Reason or without Cause:

(i) the Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:

(A) all Accrued Obligations; and

(B) an amount equal to the product of (x) two and (y) the sum of (i) the greater of Annual Base Salary and the highest salary paid to the Executive for any consecutive 12 month period during the period beginning three full calendar years prior to the Change of Control and ending with the date of termination of employment and (ii) the Highest Annual Bonus (whether paid all or part in cash, restricted stock or some other form); and

(C) (i) the employer matching contributions, if any, that the Company would have made on the Executive's behalf to the MBNA Corporation 401(k) Savings Plan or other similar or successor plan in which the Executive is a participant (the "Savings Plan") and the MBNA Corporation Deferred Compensation Plan or similar plan in which the Executive is a participant (assuming the maximum employee deferral election, and the maximum employer matching contribution rate, permitted under each of the Savings Plan and Deferred Compensation Plan) if the Executive's employment continued at the compensation level provided for in Section 4(b)(i) for two years, plus (ii) the amount, if any, of his account in the Savings Plan which is forfeitable on the Date of Termination; and

(ii) for two years after the Executive's Date of Termination, or such longer period as any plan, program, practice or policy may provide, the Company shall continue benefits to the Executive and/or the Executive's family at least equal to those which would have been provided in accordance with the applicable plans, programs, practices and policies described in Section 4(b)(iv) of this Agreement as if the Executive's employment had not been terminated or, if more favorable to the Executive, as in effect at any time thereafter with respect to other peer executives of the Company and its affiliated companies and their families; provided, however, that if the Executive is employed during this period, such benefits shall be secondary to any benefits provided by the Executive's employer. For purposes of determining eligibility of the Executive for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed until two years after the Date of Termination and to have retired on the last day of such period; and

(iii) the Company shall pay for all relocation expenses to a location in the United States if the Executive is based in another country in accordance with the most favorable relocation policies, practices and procedures of the Company and its affiliated companies in effect at any time during the one-year period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect at any time thereafter with respect to other peer executives of the Company and its affiliated companies; and

(iv) all outstanding stock options, restricted shares and other stock based awards granted or issued to the Executive during the Employment Period shall vest, notwithstanding any restriction on vesting, upon the Date of Termination and all such stock options or similar stock based awards shall be exercisable during the 90 day period immediately following the Date of Termination or, if longer, the time period set forth in the terms of the awards.

7. Non-exclusivity of Rights.

Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices, provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any other agreements with the Company or any of its affiliated companies, including but not limited to the Company’s Supplemental Executive Retirement Plan and 1991 and 1997 Long Term Incentive Plans. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of the Company or any of its affiliated companies at or subsequent to the Date of Termination, including but not limited to the Company’s Supplemental Executive Retirement Plan and 1991 and 1997 Long Term Incentive Plans, shall be payable in accordance with such plan, policy, practice or program except as explicitly modified by this Agreement by specific reference to such plan, policy, practice or program. Notwithstanding anything in this Agreement to the contrary, the payments and benefits under this Agreement are in lieu of any payments or benefits to which the Executive may be entitled under the Company's severance pay plans. Notwithstanding anything in this Agreement to the contrary, if the Executive is party to an Executive Non-Competition Agreement (or any similar agreement) with the Company that provides for continuation of salary or other payments following termination of employment, the lump sum payment made pursuant to Section 6(d)(i)(B) of this Agreement shall satisfy the Company's payment obligations under such other agreement for the period of time the lump sum payment represents as a continuation of salary or other payments under such other agreement. The Company and the Executive agree that, as applied to the Executive, the definition of "Change in Control" and "Cause" in the Policies for the MBNA Corporation 1997 and 1991 Long Term Incentive Plans shall have the same meaning as "Change of Control" and "Cause", respectively, in this Agreement, and the definition of "Change of Control", "Cause" and "Good Reason" in the Company’s Supplemental Executive Retirement Plan shall have the same meaning as in this Agreement.

8. Full Settlement.

The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of, and, except as specifically provided herein no amounts earned by the Executive at such other employment or otherwise shall reduce, the amounts payable to the Executive under any of the provisions of this Agreement. The Company agrees to pay, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or, in the event of a Change of Control, any provision of any benefit, bonus, incentive or other plans, programs, policies or practices, including but not limited to the Company’s Supplemental Executive Retirement Plan and 1991 and 1997 Long Term Incentive Plans provided by the Company or any of its affiliated companies or any guarantee of performance of any of the foregoing (including as a result of any contest by the Executive about the amount of any payment pursuant to Section 9 of this Agreement), plus in each case interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Internal Revenue Code of 1986, as amended (the "Code"), unless the Executive instituted the proceeding and the judge, arbitrator or other person presiding over the proceeding affirmatively finds that the Executive instituted the proceeding in bad faith.

9. Certain Additional Payments by the Company.

(a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, the Company's stock incentive plans, supplemental executive retirement plan or otherwise, but determined without regard to any additional payments required under this Section 9) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 9(a), if it shall be determined that the difference between (i) the sum of the Payments and (ii) the amount of the Payments reduced to the extent necessary so that no portion thereof shall be subject to the Excise Tax, is less than $50,000, then (x) no Gross-Up Payment shall be made pursuant to this Section 9 and (y) the Payments shall be reduced to the minimum extent necessary so that no portion thereof shall be subject to the Excise Tax.

(b) Subject to the provisions of Section 9(c), all determinations required to be made under this Section 9, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by an accounting firm of national standing reasonably selected by the Company (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the date requested by the Company or the Executive. All fees and expenses to the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 9, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. If the Accounting Firm determines that a reduction in Payments is required as a result of the provisions of the last sentence of Section 9(a), the Executive, in the Executive’s sole and absolute discretion, may determine which Payments shall be reduced to the extent necessary so that no portion thereof shall be subject to the Excise Tax, and the Company shall pay such reduced amount to the Executive. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment") or Gross-Up Payments are made by the Company which should not have been made ("Overpayments"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 9(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive. In the event the amount of the Gross-Up Payment exceeds the amount necessary to reimburse the Executive for his Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment shall be promptly paid by the Executive to or for the benefit of the Company.

(c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive receives written notification of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(i) give the Company any information reasonably requested by the Company relating to such claim;

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

(iii) cooperate with the Company in good faith in order to contest such claim effectively; and

(iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any taxes, including any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 9(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any taxes, including any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 9(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 9(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 9(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

10. Confidential Information; Cooperation.

(a) The Executive acknowledges that all information concerning the Company, its plans, programs, policies, finances, customers, vendors, employees and business shall be deemed confidential, provided, however, confidential information does not include information (i) that was or becomes generally available to the Executive on a non-confidential basis, if the source of this information was not reasonably known to the Executive to be bound by a duty of confidentiality, (ii) that was or becomes generally available to the public, other than as a result of a disclosure by the Executive, directly or indirectly, or (iii) that was independently developed by the Executive without reference to any confidential information. Following the end of the Executive’s employment by the Company, or sooner upon request of the Company, the Executive will deliver to the Company the originals and all copies of all records and other documents acquired in the Executive’s capacity as an employee of the Company which relate to confidential information and which are in the Executive’s possession or within the Executive’s control, other than records and other documents which (i) relate directly and primarily to the Executive’s compensation and benefits as an employee of the Company, or (ii) the Company gives the Executive permission to retain in the Executive’s possession. The Executive shall not retain or deliver to any other person any copies of any such confidential records or documents.

(b) The Executive agrees that the confidential information is the exclusive property of the Company, and agrees to use and disclose confidential information only for the benefit of the Company (including its subsidiaries) and in accordance with any restrictions placed on its use or disclosure by the Company.

(c) The Executive shall not disclose this Agreement or any provision of this Agreement to any person without the Company’s prior written consent except that (i) the Executive may disclose the terms of this Agreement and applicable confidential information as necessary, in connection with obtaining personal tax, financial planning or legal advice; (ii) in the event of a dispute between the Company and the Executive, the Executive may disclose the terms of this Agreement and applicable confidential information to the arbitrator or court that is considering the dispute; and (iii) the Executive may disclose the terms of Section 11 to any person who proposes to engage the Executive as an employee or consultant. This obligation of the Executive shall continue notwithstanding the filing of a copy of this Agreement with the Securities and Exchange Commission.

(d) Disclosure which otherwise would constitute a breach of this Section 10 shall not be deemed a breach thereof to the extent such disclosure is required by law.

(e) Subject to Sections 10(c) and 10(d) hereof and notwithstanding any termination of the Executive's employment with the Company, the obligations of the Executive under Section 10(a) and 10(b) shall continue so long as the information remains confidential.

(f) Following termination of the Executive's employment the Executive shall provide such assistance and cooperation as may reasonably be requested by the Company concerning any internal, regulatory, governmental or other investigation or any pending or threatened suit, action or proceeding. Such assistance and cooperation shall be provided at reasonable times and upon reasonable prior notice to the Executive, and the Company shall promptly reimburse the Executive for all out-of-pocket costs reasonably incurred by the Executive in providing such assistance and cooperation.

11. Non-Competition.

If during the Employment Period, the Company shall terminate the Executive's employment other than for Cause or Disability, or if the Executive shall terminate employment under this Agreement for Good Reason, in consideration of the payments and other benefits provided under this Agreement, and unless otherwise agreed in writing by the Company, the Executive will not, directly or indirectly, in any capacity (including as director, officer, employee, stockholder, partner, owner, consultant or advisor) provide services of any kind, anywhere in the world, until one year following the end of the Executive’s employment by the Company (“Restricted Period”), to any issuer of MasterCard, VISA, American Express, Discover Card or any other type of credit card or charge card, any bank or other lender which makes consumer loans of any kind, any insurance company or agency which issues or markets personal lines insurance policies, or any affiliate of any such entity. These services include, but are not limited to, services relating to (i) sales, endorsement, co-branding or similar agreements, (ii) product development and marketing, (iii) credit approval and collections, (iv) customer service, (v) funding or other treasury matters, (vi) loan portfolio acquisitions, mergers or other acquisitions, (vii) financial, legal or accounting matters, or (viii) acquisition of or advice or assistance to others to acquire the Company or MBNA America Bank, N.A. or other subsidiaries or beneficial ownership of 10% or more of the Company’s Common Stock. In addition, the Executive agrees that during the Restricted Period, the Executive will not provide services to any affinity group or commercial organization, or any affiliate of such entity, relating to an affinity or co-branded credit card, consumer loan or personal lines insurance program with the Company or any other entity. Furthermore, during the Restricted Period the Executive shall not identify to any person, or hire or attempt to hire on behalf of any person, any individual who is an officer or employee of the Company or any affiliate of the Company for a position with or otherwise for the purposes of providing services to any person. The Executive agrees that these restrictions are reasonable.

12. Successors.

(a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

13. Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective permitted successors and legal representatives.

(b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

To the address shown on the Company’s records for tax reporting purposes.

If to the Company:

MBNA Corporation
Wilmington, Delaware 19884-0233

Attention: Executive Compensation Department

or such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c) The Executive agrees that any breach by the Executive of any provision of Sections 10 or 11 of this Agreement would cause the Company irreparable damage and that no remedy in this Agreement or available at law would be adequate for such breach. Accordingly, in addition to any other remedies available under this Agreement or at law or in equity, the Company may immediately seek enforcement of this Agreement in a court of appropriate jurisdiction by means of specific performance or injunction or in any other manner, in any case without the need for posting of a bond or security of any type. Sections 9, 10 and 11 shall survive any termination of this Agreement.

(d) It is the intention of the parties that this Agreement shall be enforceable to the fullest extent allowed by law. In the event that a court holds any provision of this Agreement to be unenforceable, the parties agree that, if allowed by law, that provision shall be reduced to the degree necessary to render it enforceable without affecting the rest of this Agreement, and, if such reduction is not allowed by law, the parties shall promptly agree in writing to a provision to be substituted therefor which will have an effect as close as possible to the invalid provision that is consistent with applicable law. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(e) The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(f) The Executive's failure to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision hereof.

(g) This Agreement contains the entire understanding of the Company and the Executive with respect to the subject matter hereof. Until the Effective Date, subject to the terms of any other employment agreement between the Executive and the Company, the Executive shall continue to be an "employee at will".

IN WITNESS WHEREOF, the Executive has executed this Agreement and the Company has caused this Agreement to be executed by its duly authorized officer as of the day and year first above-written.

EXECUTIVE:

MBNA CORPORATION

By:
Name:
Title:

MBNA AMERICA BANK, N.A.

By:
Name:
Title